Exhibit 10.1

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT (this “Amendment”), dated as of the 4th day of April, 2014 (the “Effective Date”), is entered into by and between Speed Commerce, Inc., f/k/a Navarre Corporation, a Minnesota corporation, (the “Company”), and Ward O. Thomas, an individual residing in the State of Minnesota (the “Executive”).

WHEREAS, Executive and the Company have previously entered into that certain Executive Severance Agreement dated August 12, 2010 (the “Agreement”);

WHEREAS, Executive is employed by the Company as the President of its distribution business segment;

WHEREAS, the Company desires to incentivize and retain Executive while it negotiates and pursues a transaction that could result in the divestiture of the distribution business segment;

WHEREAS, in consideration of services to be performed by the Executive, including but not limited to the furtherance of such a transaction, the Company desires to provide incentive compensation in connection with the successful outcome of such a divestiture transaction, and the Company desires that, if Executive’s employment should terminate in connection with such a transaction, Executive’s unvested stock-based should be treated in the same manner as if the Company experienced a change in control under the Company’s 2004 Stock Plan; and

NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained in the Agreement, it is hereby agreed by and between the parties that the Agreement shall be amended as follows:

1.     Definitions. The following shall be inserted as Sections 1.f. and 1.g. of the Agreement, with the existing Section 1.f renumbered as Section 1.h.:

f.     “Qualifying Transaction” means a transaction to divest all or substantially all of the assets of the Company’s distribution business segment, and/or the equity interests of the entities holding the assets utilized in the operation of the Distribution business segment, that is consummated on or prior to September 30, 2014.

g.     “Performance Conditions” shall mean Executive’s compliance with each of the following, with such compliance being determined in the sole discretion of the Company: (i) Executive’s continued employment by the Company or its subsidiaries through the closing of a Qualifying Transaction, together with the continuous and uninterrupted performance of all requested duties; (ii) if requested by a potential acquirer in a potentially Qualifying Transaction, Executive’s negotiation in good faith with such party to enter into a written agreement, as an employee, consultant or otherwise, to either: (a) assist with the orderly transition of the business following the consummation of such a Qualifying Transaction, or, (b) if preferable to the potential acquirer, to enter into an employment or consultancy agreement providing for the Executive’s employment or engagement following a Qualifying Transaction; (iii) Executive shall provide, and not rescind, a release of all claims against the Company, its shareholders, employees and agents as of the date of the closing of a Qualifying Transaction; and (iv) Executive shall have continued to comply with all terms and conditions of the Agreement.”

2.     Transaction Incentive Compensation. The following shall be inserted as Section 4 of the Agreement, with the existing Sections 4 through 15 renumbered accordingly:

4.	Transaction Incentive Compensation.

a.     Subject to Executive having met the Qualifying Conditions, upon the consummation of a Qualifying Transaction, the Company will pay to Executive a transaction incentive bonus in the gross amount of $200,000.00 (the “Transaction Incentive Compensation”). The Transaction Incentive Compensation will be payable in a single lump sum payment within seven (7) business days of the later to occur of either: (i) the closing of the Qualifying Transaction, or (ii) Executive having complied with the Qualifying Conditions.

b.     In the event that Executive’s employment is terminated by the Company or its subsidiaries upon the consummation of a Qualifying Transaction for any reason other than for Cause, and Subject to Executive having met the Qualifying Conditions, all granted but unvested restricted stock units entitling the Executive to receive shares of stock of the Company and/or granted but unvested stock options to purchase shares of stock of the Company, each of which have been granted to the Executive by Company prior to the date of the closing of the Qualifying Transaction, shall be accelerated on the date of the closing of the Qualifying Transaction and will become fully vested and/or exercisable by Executive (the “Equity Acceleration”). Executive agrees that all restricted stock units or stock options granted to Executive remain subject to all other terms and provisions of the Company’s 2004 Amended and Restated Stock Plan and the forms of either the Restricted Stock Unit Award Agreement or Stock Option Award Agreement, as applicable. Executive acknowledges and agrees that the Equity Acceleration shall not occur in the event that Executive remains an employee of the Company or its subsidiaries following the consummation of a Qualifying Transaction.

2.     Complete Agreement. The parties hereby acknowledge and agree that, except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and that this Amendment, together with the Agreement, reflects the entire agreement of the parties hereto. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

3.     Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Signatures or documents transmitted by facsimile or portable document format (“PDF”) shall be deemed originals for all purposes hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SPEED COMMERCE, INC.:	EXECUTIVE:

By:
Name: Richard S Willis	Ward O. Thomas
Its: President and Chief Executive Officer